On April 8, 1998, the Fund filed a lawsuit in the United
States District Court for the Southern District of New York against
Phillip Goldstein, Ronald Olin and three affiliated entities captioned The Emerging Germany Fund Inc. v.
Goldstein.  The
Fund alleges violations by the defendants of the proxy solicitation and beneficial ownership disclosure provisions of the federal securities laws in connection with the Funds annual meeting scheduled for April 1998. With respect to that meeting,
Opportunity Partners, L.P. filed an action in the same court against the Fund and its directors on April 24, 1998 styled
Opportunity Partners L.P. v. The Emerging
Germany Fund Inc.
alleging violations of the proxy antifraud rule of the federal securities laws and breach of fiduciary duty.
The Fund, as
nominal defendant, and each member of the Funds
Board of
Directors have been named as defendants in a derivative and purported class action suit captioned Steiner v.
Fugelsang filed on
May 28, 1998 in the same court. The class action allegations assert that the defendants violated the federal securities laws and
Maryland corporate law and the derivative claims assert breach of fiduciary duty regarding the meeting. All issues in the actions have been resolved except as to entitlement to legal fees by the
Goldstein and Steiner litigants, which issues are the subject of settlement discussions in part and further litigation in part. The
Fund believes that a substantial portion of any fees payable to these litigants should be reimbursed under a contract of insurance which insures the Fund and its directors.


Footnote continued from previous page
Footnote continued on next page
		N-SAR Sub-Item 77E